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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 18, 1998
                Date of Report (Date of earliest event reported)


                              Cardinal Health, Inc.
             (Exact name of registrant as specified in its charter)

      Ohio                       0-12591                        31-0958666
(State or Other                (Commission                    (IRS Employer
Jurisdiction of                File Number)                 Identification No.)
Incorporation)


   5555 Glendon Court, Dublin, Ohio                       43016
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code    (614) 717-5000
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Item 5. Other Events

     At a special meeting of stockholders held on February 18, 1998, the stockholders of MediQual Systems, Inc., a Delaware corporation ("MediQual"), approved an Amended and Restated Agreement and Plan of Merger, dated as of July 7, 1997, as amended (the "Merger Agreement"), among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Hub Merger Corp., a Delaware corporation and wholly owned subsidiary of Cardinal ("Subcorp"), and MediQual. Subsequent to such action, Subcorp was merged with and into MediQual (the "Merger") and MediQual became a wholly owned subsidiary of Cardinal. As a result of the Merger, which will be accounted for as a pooling-of-interests for financial reporting purposes, the applicable exchange ratio set forth in the Merger Agreement was applied to each share of MediQual stock for conversion into Cardinal common shares, without par value ("Cardinal Common Shares"), with cash in lieu of fractional shares. It is anticipated that approximately 600,256 Cardinal Common Shares will be issued pursuant to the Merger to former stockholders of MediQual, including Cardinal Common Shares issuable upon exercise of options and warrants to purchase MediQual common stock which were converted in the Merger.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              CARDINAL HEALTH, INC.



Date:  February 18, 1998                      By:  /s/ George H. Bennett, Jr.
                                                   --------------------------
                                              George H. Bennett, Jr.
                                              Executive Vice President,
                                              General Counsel, and
                                              Secretary



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